FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. NAMES PHILLIP MARSHALL

AS CHIEF FINANCIAL OFFICER

HOUSTON - (May 30, 2007) - Rick’s Cabaret International, Inc. (NASDAQ: RICK), operator of upscale gentlemen’s clubs, said it has named veteran accountant Phillip Marshall as its Chief Financial Officer. He assumes his new duties today.

Mr. Marshall, a Certified Public Accountant licensed in Texas, will be based at the company’s Houston headquarters and will also supervise financial management systems at the company’s 14 clubs in four states. He first became acquainted with Rick’s Cabaret when he audited the company as a partner at Jackson & Rhodes in Dallas.

“We are delighted that Phil Marshall will assume the CFO position at Rick’s Cabaret,” said company president and Chief Executive Officer Eric Langan, who had been acting CFO. “As we continue to acquire more clubs and expand operations, our accounting needs are becoming increasingly sophisticated. With his 34 years of experience as a CPA and his familiarity with our company, he is the ideal person for the job.”

Most recently Mr. Marshall was controller of Dorado Exploration, Inc., an oil and gas exploration and production company, and previously was chief financial officer of CDT Systems, Inc., a publicly held water technology company. He began his public accounting career with the international accounting firm, KMG Main Hurdman, where he managed the firm’s fifth largest audit practice. After its merger with Peat Marwick, forming KPMG, he served as an audit partner for several years. After leaving KPMG, Mr. Marshall was partner in charge of the audit practice at Jackson & Rhodes in Dallas, where he specialized in small publicly held companies.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to www.ricks.com.

Contact: Allan Priaulx, 212-338-0050 ir@ricks.com